Exhibit 10.23

GWG HOLDINGS, INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of September 22, 2014, by and between Michael D. Freedman ("Optionee") and GWG Holdings, Inc., a Delaware corporation (the "Company").

BACKGROUND

Optionee and the Company are parties to that certain Michael D. Freedman Employment Agreement dated as of September 22, 2014 (the "Employment Agreement"), pursuant to which Optionee will serve as an employee of the Company and will perform substantial work on behalrof the Company. The Company desires to provide Optionee an option to purchase certain shares of Company common stock upon the terms and conditions set forth herein.

AGREEMENT

Now, THEREFORE, the parties hereby agree as follows:

1.            Grant of Option; Exercise Price. Subject to the terms and conditions herein set forth, the Company hereby irrevocably grants to Optionee the right and option (the "Option") to purchase all or any part of an aggregate of 318,000 shares of Company common stock, $.001 par value per share (the "Shares"), at the initial public offering price of the Company's common stock of $12.50 per share (the "Exercise Price"). Notwithstanding any statements to the contrary contained in Section 2(d) of the Employment Agreement, the Option is granted outside of, and shall not be subject to the terms and conditions of, the Company's 2013 Stock Incentive Plan. The Option shall vest as follows:

(a)            Time Release Options. Options for 159,000 shares shall vest during the three year period beginning upon the commencement of Optionee's employment with the Company (the date of this Agreement) and ending on the third anniversary thereof (the "Initial Term") in the manner described in Section 2(a) below, but only for so long as Optionee continues to serve as an employee of the Company (the "Time Release Options").

(b)            Incentive Options. Options for 159,000 shares shall vest during the Initial Term in the manner described in Section 2(b) below, but only for so long as Optionee continues to serve to serve as an employee of the Company (the "Incentive Options").

2.            Exercisability and Vesting of Options.

(a)            Time Release Options Vesting Schedule.

Number of Shares To Be Vested	Vesting Period
53,000	09/30/2014 - 9/30/2015
53,000	09/30/2015 - 9/30/2016
53,000	09/30/2016 - 9/30/2017

(b)            Incentive Options Vesting Schedule. Incentive Options for up to 53,000 shares per year shall be eligible to vest each Vesting Period based upon the performance of the Company's closing stock price at each fiscal quarter end over the initial public offering price of the Company's common stock in any fiscal quarter according to the formula set forth below. If Incentive Options for less than 53,000 shares vest in a given fiscal quarter during the Vesting Period, the remaining unvested portion of the 53,000 shares will "roll-over" and be eligible to vest the following fiscal quarter, if any, in the same Vesting Period. For the avoidance of doubt, no more than 53,000 Incentive Options shall vest per Vesting Period and any shares not vested shall be forfeited. The Option shall be exercisable only to those Shares that have vested.

Eligible Shares To Be Vested	Vesting Period or Condition
53,000	09/30/2014 — 09/30/2015 (% Vests Quarterly Based on Table Below)
53,000	09/30/2015 — 09/30/2016 (% Vests Quarterly Based on Table Below)
53,000	09/30/2016 — 09/30/2017 (% Vests Quarterly Based on Table Below)

Closing Share Price of Common Stock	% Grant that Vests Each Quarter
$25.00	100%
$22.00	80%
$20.00	65%
$18.00	50%
$16.00	35%
$15.00	25%
$14.00	15%
$13.50	10%
$13.00	5%
$12.50	0%

For illustration of the intended application of this Section 2(b), if the closing common stock share price is $21.00 per share on March 31, 2015, then 65% of the eligible shares to be vested during the 9/30/2014-9/30/2015 Vesting Period will vest (34,450 shares), and 18,550 shares would remain eligible to vest through September 30, 2015. If the per Share price is subsequently $15.00 per share on June 30, 2015, then an additional 25% of the eligible shares to be vested during the 9/30/2014-9/30/2015 Vesting Period will vest (13,250), and 5,300 shares of would remain eligible to vest through September 30, 2015. If the per share price is subsequently $12.50 per share at September 30, 2015, then none of the remaining 5,300 Shares subject to the 9/30/2014-9/30/2015 Vesting Period will vest and those unvested Shares will be forfeited. If, however, the September 30, 2015 per Share price is $15.00, then up to 25% of the eligible shares to be vested during the 9/30/2014-9/30/2015 Vesting Period will vest, but since only 5,300 shares remain eligible to vest through September 30, 2015, only 5,300 shares would vest during the calendar quarter ending September 30, 2015.

In another example, if the closing common stock share price is $10.00 on both September 30, 2014 and December 31, 2014, then 0% of the eligible shares to be vested during the 9/30/2014-9/30/2015 Vesting Period will vest on those dates and all 53,000 shares eligible to vest during the 9/30/2014-9/30/2015 Vesting Period will remain eligible to vest through September 30, 2015. If the per Share price is subsequently $25.00 on June 30, 2015, then 100% of the eligible shares to be vested during the 9/30/2014-9/30/2015 Vesting Period will vest and no additional shares would remain eligible to vest during the 9/30/2014-9/30/2015 Vesting Period.

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(b)          Accelerated Vesting Upon Sale Transaction. Notwithstanding paragraph (a) above, in the event of Sale Transaction, as determined by a stock option or compensation committee (the "Committee") of the board of directors of the Company, in its sole discretion, and the acquiring entity or successor to the Company does not assume the obligations of the Company under this Option or replace this Option with a substantially equivalent incentive award, then this Option will vest as to all shares and become immediately exercisable in full and will remain so exercisable until the termination of this Option as specified in Section 3(a) below, regardless of whether the Optionee thereafter remains in the service of the Company; provided, however, that the Committee may in its sole discretion and without the consent of Optionee, determine that Optionee will receive with respect to each share of common stock issuable pursuant to the Option, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the Fair Market Value of such common stock on a date within ten days before the effective date of such Sale Transaction over the option price or other amount owed by Optionee, if any, and that the Option shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the Sale Transaction (but only after giving effect to the vesting in full of this Option immediately prior to the Sale Transaction). In addition, if, upon or within 12 months of a Sale Transaction in which the acquiring entity or successor to the Company does assume the obligations of the Company under this Option (or if it replaces this Option with a substantially equivalent incentive award), the service of Optionee to the Company or to the acquiring entity or successor to the Company ends, then any unvested portion of this Option will vest as to all shares and become immediately exercisable in full and will remain so exercisable until the termination of this Option as specified in Section 3(a) below. As used in this Agreement, the term "Sale Transaction" shall mean: (i) the sale of substantially all of the assets of the Company to another person or entity (other than a subsidiary) or other affiliate of the Company), (ii) the acquisition of actual or beneficial ownership of more than fifty percent of the total combined voting power of all classes of Company stock entitled to vote by a person or group of persons acting in concert (other than a subsidiary or other affiliate of the Company) who did not own more than fifty percent of such on the date of this Agreement, or (iii) the merger of the Company into another entity (other than a subsidiary or other affiliate of the Company), where the Company's stockholders (determined as of the date of merger) own (directly or indirectly) less than fifty percent of the shares of the surviving entity.

(c)                Accelerated Vesting Upon Mandatory Retirement. Notwithstanding paragraph (a) above, in the event that the Company establishes a mandatory retirement age applicable to Optionee, as a result of which the service of Optionee to the Company ends, then this Option will vest as to all shares and become immediately exercisable in full and will remain so exercisable until the termination of this Option as specified in Section 3(a) below.

(d)               Accelerated Vesting Upon Death or Disability. If Optionee dies or becomes disabled during his term of services as an employee of the Company or its subsidiaries, then the Option shall vest in the manner described in Section 3(c) below.

3.              Term of Option.

(a)               General Rule. Subject to paragraphs (b) and (c) below, to the extent vested, the Option shall be exercisable for 10 years from the date of this Agreement, including after the acceleration of vesting resulting from a Sale Transaction pursuant to Section 2(b) or a mandatory retirement pursuant to Section 2(c).

(b)               Termination of Service (Other Than Upon Death or Disability). Upon the termination of the service of Optionee to the Company or its subsidiaries for any reason other than a termination arising by virtue of Optionee's death or disability (which situation is governed by paragraph (c) below) and other than a mandatory retirement (which situation is governed by paragraph (a) above), Optionee may exercise the Option to the extent vested at the termination of service, but such right shall expire upon the earlier of (i) three months after the termination of service, or (ii) the expiration of the Option.

(c)                Termination of Service Due to Death or Disability. Upon the termination of service of Optionee to the Company or its subsidiaries due to the death or disability of Optionee, (i) the entirety of this Option shall immediately thereupon vest to the extent not then-already vested, and (ii) Optionee or his legal representative may exercise the Option until the earlier of (A) 12 months after the death or disability of Optionee, as applicable, or (B) the expiration of the Option.

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4.                 Method of Exercising Option. Subject to the terms and conditions of this Agreement and the Employment Agreement, the Option may be exercised, in whole or in part, by giving written notice to the Company specifying the number of Shares to be purchased and accompanied by the full purchase price for such shares (which written notice may be in the form of Notice of Exercise attached hereto). The Exercise Price shall be payable: (a) in United States dollars upon exercise of the Option and may be paid by cash, uncertified or certified check or bank draft; (b) by delivery of shares of common stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date on which the Option is exercised; or (c) at Optionee's election, by instructing the Company to withhold from the Shares issuable upon exercise of the Option shares of common stock in payment of all or any part of the exercise price (and/or any related withholding tax obligations, if permissible under applicable law), which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Company's board of directors or a compensation committee thereof. Any such notice shall be deemed given when received by the Company at the address provided in Section 9. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

5.                 Rights of Option Holder. As holder of the Option, Optionee shall not have any of the rights of a stockholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to Optionee upon the due exercise of all or any part of the Option.

6.                Transferability. The Option shall not be transferable except in the event of Optionee's death, by will or the laws of descent and distribution to the limited extent provided herein, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 (the "Code") or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and the Company shall not be required to recognize any attempted assignment of such rights by Optionee. Notwithstanding the preceding sentence, the Option, or a portion thereof, may be transferred by Optionee to Optionee's spouse, children, grandchildren or parents (collectively, "Family Members"), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Code Section 501(c)(3). During Optionee's lifetime, the Option may be exercised only by him, by his guardian or legal representative or by the transferees permitted by this Section 6.

7.                Optionee Representations. Optionee hereby represents and warrants to the Company that Optionee has reviewed with his own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement, including the grant by the Company of the Option. Optionee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Optionee understands that Optionee will be solely responsible for any tax liability that may result to Optionee as a result of the transactions contemplated by this Agreement, including the grant by the Company of the Option.

8.                 Securities Law Matters. Optionee acknowledges that the Shares to be received upon any exercise of the Option may not have been registered under the Securities Act of 1933 or the applicable securities laws of any state (collectively, the "Securities Laws"). If such Shares shall have not been so registered, Optionee acknowledges and understands that the Company is under no obligation to register, under the Securities Laws, the Shares received by Optionee or to assist Optionee in complying with any exemption from such registration if Optionee should at a later date wish to dispose of the Shares. Optionee acknowledges that, if not then registered under the Securities Laws, any certificates representing the Shares shall bear a legend restricting the transferability thereof in substantially the following form:

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The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws. In its discretion, the Company may require that the availability of any exemption or the inapplicability of such securities laws be established by an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company.

9.              Notices. All notices and other communications required under this Agreement will be in writing and will be deemed to have been duly given two days after mailing, via certified mail return-receipt requested, to the applicable party at the following addresses:

If to the Company:	GWG Holdings, Inc.
Attention: Chief Executive Officer and Chief Financial Officer 220 South Sixth Street, Suite 1200 Minneapolis, MN 55402 Facsimile: (612) 746-0445

If to Optionee:	Michael D. Freedman 505 Bell Lane Ambler, PA 19002

10.     Dispute Resolution.

(a)               The parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the "Arbitration Tribunal") jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings using the Commercial Rules of the American Arbitration Association ("AAA"); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least 15 years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request a court of competent jurisdiction to appoint an arbitrator, which appointment will be final.

(b)               The arbitration will be held in Minneapolis, Minnesota. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 45 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Article will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys' fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

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11.             General Provisions.

(a)              The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

(b)              Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation, other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c)              Each party agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(d)              This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e)              This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein, and without regard to any of such state's conflicts-of-law provisions.

12.          Definition of Fair Market Value. For purposes of this Agreement, the "Fair Market Value" of a share of the Company's common stock at a specified date shall, unless otherwise expressly provided herein, be the amount that the Committee determines in good faith to be 100% of the fair market value of such share as of the date in question. Notwithstanding the foregoing:

(a)               If such shares are listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the last sale price of a share of common stock on such U.S. securities exchange on the applicable date. If such U.S. securities exchange is closed for trading on such date, or if the common stock does not trade on such date, then the last sale price used shall be such price on the date the common stock last traded on such U.S. securities exchange.

(b)              If such shares are publicly traded but are not listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the trading price of a share of common stock on such date (or, if the applicable market is closed on such date, the last date on which the common stock was publicly traded), by a method consistently applied by the Committee.

(c)              If such shares are not publicly traded, then the Committee's determination will be based on a good faith valuation of the common stock as of such date, which shall be based upon such factors as the Committee deems appropriate. The valuation shall be accomplished in a manner that complies with Code Section 409A and shall be consistently applied.

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In Witness Whereof, the undersigned have executed this Stock Option Agreement as of the date first written above.

GWG HOLDINGS, INC

By:	/s/ Jon Sabes
Name:	Jon Sabes
Title:	CEO

OPTIONEE

Michael D. Freedman
Print name

/s/ Michael D. Freedman
Signature

Signature Page - Stock Option Agreement

NOTICE OF EXERCISE

GWG HOLDINGS, INC.

STOCK OPTION AGREEMENT

(To be signed only upon exercise of stock option)

Pursuant to a Stock Option Agreement dated as of                                    (the "Option Agreement"), the undersigned is the holder of an option (the "Option") to purchase                                    shares of common stock, $.001 par value per share, of GWG Holdings, Inc., a Delaware corporation (the "Company"). In accordance with the terms of the Option Agreement, the undersigned hereby irrevocably elects to exercise the Option with respect to                                    shares of common stock and to purchase such shares from the Company, and herewith makes payment of $                                    therefor:

by cash, uncertified or certified check or bank draft;

by delivery of shares of common stock; or

by instructing the Company to withhold from the shares issuable upon exercise of the Option shares of common stock in payment of $                                    of the exercise price (and/or any related withholding tax obligations, if permissible under applicable law).

The undersigned requests that the certificate(s) for such shares be issued in the name of                                    and be delivered to                                   , whose address is set forth below the signature of the undersigned.

Dated:

(Signature)

(Address)

(Address)

(Social Security or other Tax ID No.)